Exhibit 99.1

Press Release

For More Information Contact
FOR IMMEDIATE RELEASE	Darrell Lee, CFO/VP
February 29, 2012	763-493-6370 / www.mocon.com

MOCON Announces Record Sales for the Fourth Quarter and Year Ended 2011

MINNEAPOLIS, MN, February 29, 2012 — MOCON, Inc. (NasdaqGM:MOCO) today reported its operating results for the fourth quarter and year ended December 31, 2011.

Net sales for the fourth quarter 2011 were $9,741,000, a new record for the Company, and an increase of 4 percent compared to $9,355,000 for the fourth quarter 2010.  Net income for the fourth quarter 2011 was $1,393,000 compared to $1,476,000 in the fourth quarter 2010.  Diluted earnings per share were $0.25 in the fourth quarter 2011 compared to $0.27 for the same period in 2010.  Sales for the year ended December 31, 2011 were $37,361,000, a new annual record for the Company, and an increase of 18 percent compared to $31,549,000 for the year ended December 31, 2010.  Operating income increased 39 percent to $8,124,000 for the year 2011 compared to $5,834,000 for the same period last year.  Net income was $5,451,000 for the year 2011, a new record for the Company, and a 21 percent increase over $4,518,000 for 2010. Diluted earnings per share were $0.98 and $0.84, respectively, for the years ended December 31, 2011 and 2010.

Our sales growth in the fourth quarter 2011 compared to the fourth quarter 2010 came in the areas of permeation and gas analyzer instruments.  Sales of our permeation testing products and services, which amounted to 62 percent of our consolidated sales in the fourth quarter 2011, increased 6 percent compared to the same period in 2010.  This increase was due to a 27 percent increase in foreign shipments and reflected continued demand for our mainstay oxygen and water vapor transmission instruments.  Sales of our gas analyzers, sensors and detectors product group, which accounted for 18 percent of our consolidated sales in the fourth quarter 2011, increased 17 percent compared to the fourth quarter in 2010.  Sales of gas chromatographs and hydrocarbon analyzers to the oil exploration, environmental monitoring and carbonated beverage markets accounted for the majority of the increase.  Sales of our package testing products and services, which accounted for 14 percent of our consolidated sales in the fourth quarter 2011, decreased 9 percent compared to the same period in the prior year, however, were up 18 percent for the year.  Overall, on a consolidated basis, sales for the fourth quarter 2011 increased 13 percent in our foreign markets and declined 5 percent domestically, compared to the same period in 2010.

Our strong gross margin of 63 percent in the fourth quarter 2011 was the result of favorable sales mix, higher production volume and improved cost of sales on certain gas analyzer instruments.  Our selling, general and administrative expenses were higher in the fourth quarter 2011 compared to the same quarter in the prior year primarily due to increased headcount and related benefits, professional and consulting fees, sales commissions, and marketing and travel expenses.  Certain consulting fees incurred in the fourth quarter related to the implementation of our new ERP system.  Our research and development expenses in the fourth quarter 2011 were consistent with the fourth quarter 2010.

“We are pleased to report another record sales quarter for the Company.  Despite the economic uncertainty in some of our foreign markets, we are encouraged by the increase in international shipments we realized in our fourth quarter. We are proud that we were able to set new records for the full year 2011 in both the top and bottom lines.  We believe this is a testimonial to the quality and reputation of our products and services,” commented Robert L. Demorest, MOCON President and CEO.

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other  factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)

	Quarters Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Sales
Products	$9,102	$8,590	$34,383	$28,858
Consulting services	639	765	2,978	2,691
Total sales	9,741	9,355	37,361	31,549

Cost of sales
Products	3,268	3,338	12,284	11,002
Consulting services	377	314	1,609	1,382
Total cost of sales	3,645	3,652	13,893	12,384

Gross profit	6,096	5,703	23,468	19,165

Selling, general and administrative expenses	3,456	3,193	12,941	11,195
Research and development expenses	562	544	2,403	2,136
Operating income	2,078	1,966	8,124	5,834

Other income	37	52	80	629
Income before income taxes	2,115	2,018	8,204	6,463

Income taxes	722	542	2,753	1,945

NET INCOME	$1,393	$1,476	$5,451	$4,518

Net income per common share:
Basic	$0.26	$0.28	$1.02	$0.87
Diluted	$0.25	$0.27	$0.98	$0.84

Weighted average common shares outstanding:
Basic	5,426	5,252	5,343	5,209
Diluted	5,661	5,477	5,573	5,364

BALANCE SHEET DATA: (unaudited)

	December 31, 2011	December 31, 2010
Assets:
Cash and marketable securities	$12,731	$8,014
Accounts receivable, net	4,777	6,096
Inventories	4,480	4,141
Other current assets	1,369	1,148
Total current assets	23,357	19,399
Marketable securities, noncurrent	5,799	4,388
Property, plant and equipment, net	3,175	2,843
Investment in affiliated company	3,237	3,313
Other assets, net	4,137	4,396

Total assets	$39,705	$34,339

Liabilities and Stockholders’ Equity:
Total current liabilities	$6,140	$5,632
Total noncurrent liabilities	325	298
Stockholders’ equity	33,240	28,409

Total liabilities and stockholders’ equity	$39,705	$34,339